Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Mobile-health Network Solutions

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(	Fee Rate	Amount of Registration Fee(2)		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, par value $0. 000032 per share(2)	457	(a)	3,344,481	$2.13	$7,123,744.53	0.00015310		$1090.65

Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$7,123,744.53			$1090.65
	Total Fees Previously Paid								$
	Total Fee Offsets								$
	Net Fee Due									$1090.65

(1)	Consists of 3,344,481 Class A Ordinary Shares that are available to be issued and sold by the Company to the Selling Shareholder from time to time pursuant to a standby equity purchase agreement, dated as of February 14, 2025, between the Company and the Selling Shareholder, subject to satisfaction of the conditions set forth therein.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low sales price per share of Class A Ordinary Shares as reported on the Nasdaq Capital Market on March 17, 2025 (such date being within five business days of the date that this registration statement was filed with the Securities and Exchange Commission).